EXHIBIT 99

November 14, 2008

Fellow Coeur Employees:

As all of you are aware, markets around the world are in the midst of an unprecedented period of uncertainty which has had a material impact on global metals prices.  As we work together through this period of market and economic uncertainty, I want to convey to you that Coeur remains in solid financial condition and is proactively and aggressively executing a strategy that drastically reduces costs, conserves cash, and funds our industry-leading growth profile.  2008 has been a pivotal year for Coeur, and we think 2009 will be even better.

Earlier this week the Company received notice from the New York Stock Exchange that Coeur’s stock price had fallen below its continued listing standard of at least $1.00 per share during any consecutive 30-day trading period. We have notified the NYSE that we intend to comply with this price condition. Attached is the press release we issued today.

I remain confident that our substantial silver and gold reserve base, our existing mines, and our newest project at Palmarejo create an excellent platform to create meaningful value for our shareholders and the Company.  While market conditions today have affected our entire industry, we must keep in mind that we are a very dynamic company and well-positioned to succeed in the future.

As we continue to execute our strategy of growth through new, long-life mines, reduced costs, and a continued focus on exploration, I continue to be excited about Coeur’s profile and potential.  When the additional production and cash flow from San Bartolomé in Bolivia and Palmarejo in Mexico are added to the output from our existing operations, we expect to see considerable cash flow growth, margin expansion, and value creation for all stakeholders.

Let me briefly update you on these two projects:

San Bartolomé: San Bartolomé is now achieving full capacity and we are currently producing approximately 4,500 tons of silver per day. We expect this long-life asset will reach our stated goal of 3.2 million ounces this year and approximately 9 million ounces of silver next year. We are very excited about the future of this mine, the largest pure silver mine in the world, and look forward to years of strong production and the continued strong relationships we have built with the people of Potosi.

Palmarejo: Construction continues to be on-budget and on-schedule for a March 2009 startup. In 2009, we expect that Palmarejo will be Coeur’s largest producer and cash flow generator, with approximately 5.1 million ounces of silver and approximately 67,000 ounces of gold in its first, partial year of production next year. While Palmarejo’s expected production is encouraging, we are even more excited about the opportunity for consistent expansion in this large, evolving mining district that we control.

While our production and cash flow growth potential for the upcoming year is significant, our revenues have been greatly impacted by the dramatic reduction in silver prices that we have experienced over the last few months.  The Company has taken several aggressive steps to significantly reduce costs in order to provide Coeur with greater flexible in today’s challenging market environment.

•	All country locations through the organization have implemented steps to reduce the Company’s overall general and administrative expenses by approximately $10 million annually, or about 40%.
•	We have temporarily suspended mining operations at Cerro Bayo in Chile in order to conserve cash and to focus on exploration activities at recent discoveries and known areas of mineralization in order to develop a robust mine plan with reduced costs and enhanced economic viability of the operation.
•	At Kensington, while we await a decision from the U.S. Supreme Court regarding the previously-permitted tailings facility sometime in the second quarter of 2009, we have taken steps to reduce capital expenditures, headcount and exploration by 60%. Once in production, Kensington will contribute approximately 140,000 ounces of gold production annually and provide another key source of cash flow.

In addition, the required expenditures to construct these new mines will begin to decline next quarter as we see the Company’s production and cash flow increase from these investments.

I’d like to thank each of you for your commitment to Coeur and for helping to make it the undisputed world leader in silver that it is. I ask each of you to continue your hard work and commitment to ensure that we all benefit from the opportunities that lie ahead for our Company.

Sincerely,

/s/ Dennis E. Wheeler
Dennis E. Wheeler
Chairman, President and Chief Executive Officer

NEWS RELEASE

COEUR NOTIFIED BY NYSE OF CONTINUED LISTING STANDARDS

COEUR D’ALENE, IDAHO – November 13, 2008 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) today announced that it has received notice from the New York Stock Exchange (“NYSE”) that the Company has fallen below the NYSE’s continued listing standard relating to minimum share price.  This standard requires that a company’s common stock trade at a minimum average closing share price of $1.00 during any consecutive 30-day trading period. The Company has notified the NYSE that it intends to comply with the price condition.

“We continue to believe that Coeur is well positioned to capitalize on the significant growth projects that are now in the process of coming on-line,” said Dennis E. Wheeler, Chairman, President and Chief Executive Officer. “With production at our San Bartolomé silver mine in Bolivia now reaching full capacity and our Palmarejo silver-gold project in Mexico on-budget and on-schedule for a March 2009 start up, we expect to produce significantly more silver and gold over the coming months at lower cost than we have in the past.  The expected additional revenue combined with other corporate initiatives aimed at streamlining costs will put the Company on a strong footing and help it satisfy the NYSE price condition.”

About Coeur

Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer. Coeur, which has no silver or gold production hedged, is now producing silver at what is considered to be the world’s largest pure silver mine — San Bartolomé in Bolivia – and is currently constructing another world-leading silver mine – Palmarejo in Mexico. The Company also operates underground mines in southern Chile and Argentina and one surface mine in Nevada; and owns non-operating interests in two low-cost mines in Australia. The Company also owns a major gold project — Kensington in Alaska — and conducts exploration activities in Argentina, Bolivia, Chile, Mexico and Tanzania.  Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.

Investor Contact
Karli Anderson
Director of Investor Relations
208-665-0345

Media Contact
Tony Ebersole
Director of Corporate Communications
208-665-0777

Cautionary Statement

This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.